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                                   EXHIBIT 99

                                  Press Release


For Release    Immediately
Contact:       Peter Ludlum
               Pacific Biometrics, Inc.
               949-455-9724
               www.pacbio.com

          PACIFIC BIOMETRICS ANNOUNCES LETTER OF INTENT TO SELL ASSETS

Mission Viejo, CA (August 30, 1999) .......... Pacific Biometrics, Inc. (OTC
Bulletin Board: PBMI), announced today that the Company has entered into a Letter of Intent with Saigene Corporation ("Saigene") to sell to Saigene the assets, properties, and business of the Company's subsidiary in Seattle, Washington (PBIW), which consists primarily of the Company's laboratory operations. The Letter of Intent specifies that Saigene will assume certain liabilities of PBIW and acquire and deliver to the Company all of the outstanding Series A Convertible Preferred Stock. The total obligations assumed or acquired by Saigene will not exceed $4.0 million. This transaction specifically excludes the Osteopatch(Trademark) and SalivaSac(Registered) technologies of the Company. In the year ended June 30, 1999, the Company generated revenue of approximately $1.4 million from PBIW and approximately $0.1 million from the Osteopatch and SalivaSac technologies.

The Company sold the Series A Convertible Preferred Stock in 1998 in two transactions totaling $3.1 million. This stock, which has an 8% dividend, is convertible into 1,550,000 shares of Common Stock. As of August 30th, the Company is in arrears on dividend payments totaling $208,000. If the transaction with Saigene is completed, the Company will have no further obligations to the preferred shareholders including dividends and conversion rights.

Saigene is a development stage, privately held diagnostics company located in Redmond, Washington. The company is developing diagnostic tests for many applications using proprietary DNA probe technology. Ronald R. Helm, Saigene's Chief Executive Officer, commented, "The PBI laboratory will be an important asset for Saigene in that it will allow us to accelerate our business plan. We intend to maintain the very high quality standards of the PBI laboratory, expand their current business and introduce DNA probe technology tests through this laboratory. We believe that PBI customers will benefit as well as Saigene shareholders."

The Saigene Letter of Intent provides exclusivity to Saigene for 45 days and Saigene has a right of first refusal regarding any other offers for PBIW for an additional period of 45 days. The offer to purchase PBIW assets, properties and business is subject to a number of contingencies including: (1) the successful negotiation of a mutually acceptable agreement between Saigene and the Preferred Shareholders for the acquisition of their stock; (2) the approval of certain creditors of the Company; (3) completion of due diligence by Saigene to their satisfaction; and (4) Saigene successfully obtaining financing sufficient, in the sole opinion of Saigene's management, to adequately fund the combined operations of Saigene and PBIW, but in no event less than $2.0


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million. There can be no assurance that these contingencies will be satisfied as they are not under the control of the Company. In addition, this transaction will require shareholder approval.

If the transaction with Saigene is successfully completed, the remainder of the Company is not viable as currently structured. Accordingly, the Company is seeking to sell technology and/or merge the Company with another entity that would be financially viable. There can be no assurance that the Company will be able to sell any of its technology or find another company for a merger. Failure to sell additional assets or merge, would likely lead to a ceasing of all operations of the Company. Additional information about this proposed transaction is contained in the Company's Form 8-K, to be filed with the SEC.

Pacific Biometrics, Inc. is an early stage company engaged in the development of non-invasive diagnostics and laboratory services to improve the detection and management of chronic diseases. The Company has been developing applications in diabetes and osteoporosis based on two proprietary technology platforms, the SalivaSac(Registered) saliva collection device and the SweatPatch(Trademark) sweat collection device.








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